SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BSB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transactions applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

[BSB BANCORP, INC. LOGO]

April 25, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of BSB Bancorp, Inc. The meeting will be held at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts on Wednesday, May 29, 2013 at 10:00 a.m., Eastern time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Shatswell, MacLeod & Company, P.C., the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Robert M. Mahoney

Robert M. Mahoney
President and Chief Executive Officer

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

617-484-6700

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern time, on Wednesday, May 29, 2013

PLACE	Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts

ITEMS OF BUSINESS	(1) The election of four directors, each to serve for a term of three years.

(2) The ratification of the selection of Shatswell, MacLeod & Company, P.C. as our independent registered public accounting firm for fiscal year 2013.

(3) An advisory, non-binding vote to approve the executive compensation described in the proxy statement.

(4) The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on April 1, 2013.

PROXY VOTING	It is important that your shares be represented at the annual meeting whether or not you plan to attend. You may vote by completing, signing and dating the proxy card or voting instruction card and promptly returning it in the envelope provided.

By Order of the Board of Directors,

/s/ John A. Citrano

John A. Citrano
Corporate Secretary

Belmont, Massachusetts

April 25, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2013—THIS NOTICE, THE PROXY STATEMENT, THE PROXY CARD, AND BSB BANCORP, INC.’S 2012 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.cfpproxy.com/7070.

BSB Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of BSB Bancorp, Inc. (“BSB Bancorp” or the “Company”) for the 2013 annual meeting of stockholders and for any adjournment or postponement of the meeting. The Company is the holding company for Belmont Savings Bank (“Belmont Savings” or the “Bank”).

We are holding the annual meeting at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts on Wednesday, May 29, 2013 at 10:00 a.m., Eastern time. We intend to mail this proxy statement and the enclosed proxy card beginning on or about April 25, 2013, to stockholders of record as of April 1, 2013.

Information about Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of BSB Bancorp common stock that you owned as of the close of business on April 1, 2013. As of the close of business on April 1, 2013, a total of 9,382,338 shares of BSB Bancorp common stock were outstanding. Except as described in the paragraph below, each share of common stock is entitled to one vote.

The Company’s Articles of Incorporation provide that record owners of Company common stock that is beneficially owned (as defined in the Articles of Incorporation) by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock.

Ownership of Shares; Attending the Meeting

You may own shares of BSB Bancorp in one of the following ways:

•	Directly in your name as the stockholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us by returning the enclosed proxy card or to vote in person at the meeting.

If you hold your shares in street name, your broker or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a broker or bank are examples of proof of ownership. If you want to vote your shares of BSB Bancorp common stock held in street name in person at the meeting, you must obtain a written proxy in your name from your broker or other holder of record.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect four directors, each to serve for a term of three years and until their respective successors have been elected and qualified. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Shatswell, MacLeod & Company, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Shatswell, MacLeod & Company, P.C. as our independent registered public accounting firm for 2013, the affirmative vote of a majority of the votes cast on the proposal is required.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, you may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors.

Broker Non-Votes. If you do not provide your broker or other holder of record with voting instructions on certain non-routine matters (e.g., the election of directors and the advisory vote on executive compensation matters), your broker or other holder of record will not have discretion to vote your shares on these matters. A “broker non-vote” occurs when your broker or other holder of record submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on these matters. In the case of routine matters (e.g., the ratification of the independent auditors), your broker or other holder of record is permitted to vote your shares in the record holder’s discretion if you have not provided voting instructions.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accountants, we will not count abstentions as votes cast on the proposal. Therefore, abstentions will have no impact on the outcome of the proposal.

In counting votes on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for ratification of the appointment of Shatswell, MacLeod & Company, P.C. as the Company’s independent registered public accounting firm; and

•	for approval of the advisory, non-binding proposal to approve the executive compensation described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, vote on a later date by telephone or the Internet or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Belmont Savings Bank ESOP

If you participate in the Belmont Savings Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card for the plan that reflects all shares you may vote under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the ESOP Trustee is May 22, 2013.

Corporate Governance and Board Matters

Directors of BSB Bancorp

BSB Bancorp has eleven directors. Directors of BSB Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following table sets forth each director’s name, age as of December 31, 2012, the year he or she began serving as a director, including service as a director of Belmont Savings, and when his or her term expires.

Name	Position(s) Held With BSB Bancorp, Inc.	Age	Director Since	Current Term Expires
Robert J. Morrissey	Chairman of the Board	73	1990	2013
Robert M. Mahoney	Director, President and Chief Executive Officer	64	2010	2015
Hal R. Tovin	Director, Executive Vice President and Chief Operating Officer	57	2010	2013
John A. Borelli	Director	53	2006	2015
S. Warren Farrell	Director	77	1987	2014
Richard J. Fougere	Director	63	2004	2013
John W. Gahan, III	Director	64	2006	2015
John A. Greene	Director	67	1990	2014
Patricia W. Hawkins	Director	70	1996	2014
Robert D. Ward	Director	80	2010	2013
John A. Whittemore	Director	68	1998	2015

Additional biographical information regarding each director is provided below under “Proposal 1—Election of Directors.”

Executive Officers of BSB Bancorp

The following table sets forth information regarding the executive officers of BSB Bancorp as of December 31, 2012. The officers of BSB Bancorp and Belmont Savings are elected annually.

Name	Age	Positions Held
Robert M. Mahoney	64	President and Chief Executive Officer of BSB Bancorp, Inc. and Belmont Savings Bank
John A. Citrano	49	Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of BSB Bancorp, Inc. and Executive Vice President and Chief Financial Officer of Belmont Savings Bank
Hal R. Tovin	57	Executive Vice President and Chief Operating Officer of BSB Bancorp, Inc. and Belmont Savings Bank
Christopher Y. Downs	62	Executive Vice President—Consumer Lending of Belmont Savings Bank
Carroll M. Lowenstein, Jr.	53	Executive Vice President—Commercial Real Estate Lending of Belmont Savings Bank

Below is information regarding our executive officers who are not also directors. Except as indicated below, each executive officer has held his current position for at least the last five years.

John A. Citrano. Mr. Citrano is Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of BSB Bancorp, and Executive Vice President and Chief Financial Officer of Belmont Savings Bank. He is responsible for the leadership, direction and management of our accounting and finance operations. Mr. Citrano began his career with Belmont Savings Bank in 1987 as an Internal Auditor. He was named Treasurer in

1994 and Senior Vice President and Chief Financial Officer in 2000. He serves on many of the Bank’s internal committees. Mr. Citrano received his Bachelor of Science in Business Administration degree from Merrimack College and his Master of Business Administration degree from Bentley University. Mr. Citrano serves as a Board Member of the Watertown Belmont Chamber of Commerce. He is also a member of the Financial Managers Society and Treasurers Club of Boston. Mr. Citrano served as a volunteer for Junior Achievement, a non-profit organization that strives to inspire and prepare young people to succeed in the global economy.

Christopher Y. Downs. Mr. Downs is Executive Vice President for Consumer Lending at Belmont Savings Bank. He is responsible for all of the Bank’s consumer lending activities including Residential Mortgage, Home Equity, Auto and support functions. Prior to joining Belmont in July, 2010, Mr. Downs was Group Executive Vice President of Citizens Financial Group, Inc. (“CFG”). CFG is one of the 20 largest commercial bank holding companies in the United States ranked by assets and deposits. In addition, Mr. Downs lead the core servicing support units for all consumer real estate and installment lending products as well as Merchant Processing. He was also a member of CFG’s Executive Policy Committee, the company’s senior management team. Before joining CFG in 1994, Mr. Downs spent 12 years at Chase Manhattan Corporation. As a regional banking and consumer finance executive, Mr. Downs was responsible for the sale of all consumer loan products distributed through Chase’s five regional banking divisions. Mr. Downs graduated with a B.A. from Middlebury College in Vermont, and received his M.B.A. from the University of New Hampshire’s Whittemore School of Business and Economics. He is a recently retired member of the board of directors of Lincoln School of Providence, where he co-chaired the development committee and was a member of the finance committee. Mr. Downs also served on the Advisory Board for the International Institute of Rhode Island and has worked in the Rhode Island Mentoring Program.

Carroll M. Lowenstein, Jr. Mr. Lowenstein is Executive Vice President for Commercial Real Estate Lending at Belmont Saving Bank. He manages the Bank’s Commercial Real Estate Lending and related deposit gathering functions and provides oversight for all of the Bank’s commercial lending and portfolio management activities. Prior to joining Belmont Savings Bank in September, 2010, he held similar roles at Citizens Financial Group, Inc. (seven years) managing the Suburban Massachusetts Team of Commercial Real Estate Lenders and Portfolio Managers and Cambridgeport Bank (fifteen years) as Director of Commercial Lending. Earlier in his career, Mr. Lowenstein was the Commercial Credit Manager and Commercial Loan Operations Manager at USTrust/Essex. He is a graduate of Harvard College and is also a licensed Real Estate Broker in the Commonwealth of Massachusetts.

Board Independence

The Board of Directors has determined that each director, with the exception of director Mahoney and director Tovin, is “independent” as defined in the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”). Messrs. Mahoney and Tovin are not independent because they are executive officers of BSB Bancorp.

In determining the independence of our directors, the Board of Directors considered relationships between BSB Bancorp and our directors including relationships that are not required to be reported under “Other Information Relating to Directors and Executive Officers—Transactions With Certain Related Persons,” including deposit accounts that our directors maintain at Belmont Savings.

Board Leadership Structure

The positions of Chairman of the Board and President and Chief Executive Officer of the Company are held by different individuals. By maintaining the separate positions of Chairman and Chief Executive Officer, the Company believes it enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and affairs.

Risk Oversight

The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, compliance, liquidity, interest rate exposure and operations, as well as the risks associated with each of these matters. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Company and Belmont Savings Bank maintain additional committees, such as the CRA & Compliance Committee, which include members of the Board of Directors and management and assist the Board of Directors in the oversight of specific risks. The CRA & Compliance Committee is composed of two directors and ten officers who are not directors, and oversees the management of compliance risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board of Directors is regularly informed regarding all such risks.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its Committees. During the year ended December 31, 2012, the Board of Directors of BSB Bancorp met 10 times, and the Board of Directors of Belmont Savings met 10 times. Each of our directors attended at least 75% of the total number of BSB Bancorp Board meetings held and committee meetings on which such director served during 2012.

The Board of Directors of BSB Bancorp has established standing committees, including a Compensation Committee, a Nominating Committee and an Audit Committee. Each of these committees is comprised solely of independent directors as defined by Nasdaq rules and operates under a written charter that governs its composition, responsibilities and operations. The charters of all three committees are available in the Corporate Information—Governance Documents portion of the Investor Relations section of the Company’s website at http://www.belmontsavings.com.

The table below sets forth the directors serving on each of the listed committees of our Board of Directors, and the number of meetings held by such committee during the year ended December 31, 2012.

Name	Nominating		Compensation		Audit
John A. Borelli			X
S. Warren Farrell			X
Richard J. Fougere					X	*
John W. Gahan, III					X
John A. Greene			X		X
Patricia W. Hawkins	X
Robert J. Morrissey	X	*	X	*
Robert D. Ward
John A. Whittemore	X		X

Number of Meetings of BSB Bancorp committee in 2012	1		7		8

*	Denotes Chair of each listed committee of the BSB Bancorp Board of Directors.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated director Richard Fougere as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and recommends to the Board the compensation for the Chief Executive Officer and other executives and the members of the Board. The Compensation Committee reviews all compensation components including base salary, bonus, benefits and other perquisites. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining the amount and form of executive compensation. The report of the Compensation Committee as required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Compensation Committee Report.”

Nominating Committee. The Company’s Nominating Committee identifies individuals qualified to become board members, selects nominees for election as directors and assists the Board of Directors in developing and maintaining corporate governance guidelines. The procedures of the Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are set forth below under “Nominating Committee Procedures.”

Nominating Committee Procedures

Qualifications. The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement, an age requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements for service on the Board of Directors set forth in any Board governing documents.

The Nominating Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: contributions to the range of talent, skill and expertise for the Board; financial, regulatory and business experience and skills; familiarity with and participation in the local community; integrity, honesty and reputation in connection with upholding a position of trust with respect to customers; dedication to the Company and its stockholders; independence; and any other factors the Nominating Committee deems relevant, including diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but the diversity of the Board is considered in our review of candidates. Diversity includes not only gender, race and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Belmont Savings Bank. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria, set forth above. In addition, the Nominating Committee will interview the candidate and conduct a check of the candidate’s background.

Consideration of Recommendations by Stockholders. It is the policy of the Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders (regardless of whether the stockholder recommending the nomination seeks to have the nominee included in the Company’s proxy statement), the recommendation must be received by the Nominating Committee at least 150 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year, or no later than ten days after public announcement of the date of the annual meeting in the case of the Company’s first annual meeting of stockholders.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of BSB Bancorp’s directors attended last year’s annual meeting of stockholders of BSB Bancorp.

Code of Ethics and Business Conduct

BSB Bancorp and Belmont Savings have adopted a Joint Code of Ethics and Conflict of Interest Policy (the “Code of Ethics”) that is designed to ensure that our directors, officers and other employees, including our chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions, meet the highest standards of ethical conduct. The Code of Ethics is available in the Corporate Information—Governance Documents portion of the Investor Relations section of the Company’s website at http://www.belmontsavings.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

Audit Committee Report

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing two opinions, one on the conformity of those financial statements with generally accepted accounting principles and a second opinion addressing the Company’s internal controls over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees”, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management, the internal audit department and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Audit Committee of the Board of Directors of

BSB Bancorp, Inc.

Richard J. Fougere (Chair)

John W. Gahan, III

John A. Greene

Director Compensation

Director Compensation Summary

Set forth in the table below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2012. Director compensation paid to directors who are also Named Executive Officers is reflected below under “Executive Compensation—Summary Compensation Table.”

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)	Total ($)
Robert J. Morrissey	71,900	220,886	214,185	15,591	77,761	—	600,323
John A. Borelli	21,100	69,495	67,388	4,266	—	—	162,249
S. Warren Farrell	61,900	220,886	214,185	13,523	—	—	510,494
Richard J. Fougere	27,900	132,970	128,939	6,272	—	—	296,081
John W. Gahan, III	26,300	116,379	112,846	5,261	—	—	260,786
John A. Greene	31,500	118,815	108,423	6,550	—	—	265,288
Patricia W. Hawkins	23,800	90,649	87,903	5,323	—	—	207,675
Robert D. Ward	13,100	52,904	51,291	3,093	—	—	120,388
John A. Whittemore	67,500	220,886	214,185	13,894	—	—	516,465

(1)	See table below under “Director Fees” for a breakdown of fees earned in 2012.
(2)	Amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2012 represent grants under our 2012 Equity Incentive Plan that were made on November 28, 2012. Amounts related to stock awards and option awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. Because grants vest (are earned) at a rate of 20% per year beginning November 28, 2013, none of the directors actually recognized any income from the awards during 2012.
(3)	Reflects the aggregate grant date fair value of restricted stock awards granted to each director on November 28, 2012 with a grant date market value of $12.04 per share. These awards vests equally over a five-year period beginning November 28, 2013. Directors Farrell, Morrissey and Whittemore were each granted 18,346 shares of restricted stock. Directors Borelli, Fougere, Gahan, Greene, Hawkins and Ward were granted 5,772, 11,044, 9,666, 9,287, 7,529 and 4,394 shares of restricted stock, respectively. The assumptions used in the valuation of these awards are included in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission.
(4)	Reflects the aggregate grant date fair value of awards of stock options granted to each director on November 28, 2012 with a grant date fair value of $4.67 per stock option and an exercise price of 12.04 per option. These awards vests equally over a five-year period beginning November 28, 2013. Directors Farrell, Morrissey and Whittemore were each granted 45,864 options. Directors Borelli, Fougere, Gahan, Greene, Hawkins and Ward were granted 14,430, 27,610, 24,164, 23,217, 18,823 and 10,983 options, respectively. The assumptions used in the valuation of these awards are included in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission.
(5)	Reflects amounts payable under the Capital Appreciation Plan discussed under the heading “Director Plans” below.
(6)	The amount for Mr. Morrissey represents the change in the actuarial present value of his accumulated benefit under the Deferred Compensation Plan for Members of the Board of Investment discussed under the heading “Director Plans” below. The amount payable under the Capital Appreciation Plan is payable on June 30, 2014, provided that the director continues to serve on the board of directors of Belmont Savings Bank on such date.

Director Fees

All non-employee directors were paid an annual retainer of $7,500 and received fees per board and committee meetings attended in 2012. In addition, Committee Chairs received an annual retainer for holding that position and our Executive Committee Members received a $12,000 annual retainer. The table below identifies the meetings, by type, for which each non-employee director received compensation during the year ended December 31, 2012.

Name	Annual Retainer ($)		Board Meetings ($)		Executive Committee Meetings ($)	Audit Committee Meetings ($)	Compensation Committee Meetings ($)	Nominating Committee Meetings ($)	Other Committee Meetings ($)(6)
Robert J. Morrissey, Chairman	25,500	(1)	8,000		30,400	—	5,600	800	1,600
John A. Borelli	7,500		8,000		—	—	5,600	—	—
S. Warren Farrell	19,500	(2)	6,400		28,800	—	5,600	—	1,600
Richard J. Fougere	13,500	(3)	8,000		—	6,400	—	—	—
John W. Gahan, III	9,500	(4)	7,200		—	5,600	—	—	4,000
John A. Greene	7,500		8,000		—	6,400	5,600	—	4,000
Patricia W. Hawkins	15,000	(5)	8,000		—	—	—	800	—
Robert D. Ward	7,500		5,600		—	—	—	—	—
John A. Whittemore	19,500	(2)	8,800	(7)	31,200	—	5,600	800	1,600

(1)	Includes $12,000 retainer as a member of the Executive Committee and a $6,000 retainer for serving as Chairman of the Board.
(2)	Includes a $12,000 retainer as a member of the Executive Committee.
(3)	Includes a $6,000 retainer for chairing the Audit Committee.
(4)	Includes a $2,000 retainer for chairing the CRA & Compliance Committee.
(5)	Includes a $7,500 retainer for serving as Clerk of the Corporation.
(6)	Fees payable as a result of meetings of the 401(k) Plan Committee, Investment Committee and CRA & Compliance Committee.
(7)	Includes $800 for a 2011 board meeting that was not paid in 2011.

Director Plans

Capital Appreciation Plan. In 2010 Belmont Savings Bank adopted the Capital Appreciation Plan designed to reward each member of the Board of Directors for any increase in the equity capital of Belmont Savings Bank resulting from the ordinary business of Belmont Savings Bank from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in our initial public offering in 2011, were excluded from the calculation of increased capital. Pursuant to the plan, a bonus pool equal to 5% of the capital appreciation as of December 31, 2012 was established for members of the board of directors. The amount of the bonus pool is $73,773. The plan also provided that the bonus pool would be increased by a dollar amount equal to 1% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equaled or exceeded the ROA targets established by the Compensation Committee for both 2011 and 2012. In 2011, the ROA target was not met. Since the ROA target was required to be met for both 2011 and 2012, there will be no increase in the bonus pool for having achieved this target. Each director is entitled to receive a fixed percentage of the pool, which will is payable on June 30, 2014. However, if the participant is not serving as a member of the Board of Directors on June 30, 2014 for any reason other than death, the participant will forfeit the right to receive any payments under the plan. The Capital Appreciation Plan terminated in accordance with its terms following the 2012 plan year.

Deferred Compensation Plan for Members of the Board of Investment. Effective January 1, 2005, Belmont Savings Bank adopted the Deferred Compensation Plan for Members of the Bank’s Board of Investment. Mr. Morrissey is the only participant in the plan. Upon Mr. Morrissey’s separation from service on the Board for any reason other than death, Mr. Morrissey will be entitled to an annual benefit equal to 41% of his average compensation utilizing the three highest years of compensation paid to Mr. Morrissey. The annual benefit will be paid in quarterly installments for a period equal to Mr. Morrissey’s completed years of service as a member of the

Board. In the event of Mr. Morrissey’s death, his beneficiary will receive a lump sum payment equal to the present value of the benefits that would have been paid to Mr. Morrissey under the plan if he had retired on his date of death.

Deferred Compensation Agreements. Belmont Savings Bank entered into deferred compensation agreements with Mr. Morrissey, Mr. Borelli, Mr. Farrell, Mr. Gahan and Ms. Hawkins. Each agreement allows for the director to elect to defer a portion of his or her director fees to an individual deferred compensation account established by Belmont Savings Bank, provided however that the minimum amount of deferrals elected for any plan year is $5,000. Prior to April 1, 2013, each director’s deferred compensation account balance will be credited with earnings on a monthly basis based on the five year certificate of deposit yield as published by the Wall Street Journal. In April 2013, Belmont Savings Bank intends to replace the existing agreements with a Belmont Savings Bank Deferred Compensation Plan that will be administered through a third party and will permit directors to select from a number of investment options, including mutual fund investments, for the investment of their account balances. Each director is always 100% vested in his or her deferred compensation account balance.

The deferred compensation account balance will be payable to the director (or to the director’s beneficiary in the event of death) in monthly installments for 60 months following the director’s date of termination from the Board. Each director will continue to accrue earnings on his or her deferred compensation account balance until it is paid in full.

Stock Ownership

The following table provides information with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Percentages are based upon 9,351,038 shares outstanding as of April 8, 2013.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Wellington Management Company, LLP (1) 280 Congress Street Boston, MA 02210	891,863	9.54%

Sandler O’Neill Asset Management, LLC (2) Terry Maltese 150 East 52nd St, 30th Floor New York, New York 10022	492,258	5.26%

(1)	On a Schedule 13G/A filed on February 14, 2013, Wellington Management Company, LLP (“Wellington”) reported shared dispositive power with respect to 891,863 shares of the Company’s common stock and shared voting power with respect to 710,500 shares of the Company’s common stock. Wellington also reported that the securities as to which the Schedule 13G was filed by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington Management.
(2)	On a Schedule 13G/A filed on February 14, 2013, Sandler O’Neill Asset Management, LLC reported shared voting and dispositive power with respect to 469,300 shares of the Company’s common stock and Terry Maltese reported sole voting and dispositive power with respect to 22,958 shares of the Company’s common stock and shared voting and dispositive power with respect to 469,300 shares of the Company’s common stock.

The following table provides information as of April 12, 2013 about the shares of Company common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” and by all directors, nominees for director and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting and investment power with respect to the shares shown. Percentages are based upon 9,351,038 shares outstanding as of April 8, 2013.

Name	Number of Shares Owned (1)		Percent of Common Stock Outstanding

Directors and Nominees:
Robert J. Morrissey, Chairman	76,521	(2)	*
John A. Borelli	15,772		*
S. Warren Farrell	65,346	(3)	*
Richard J. Fougere	31,044		*
John W. Gahan, III	19,666		*
John A. Greene	10,087		*
Patricia W. Hawkins	17,529	(4)	*
Robert M. Mahoney	200,569	(5)	2.14%
Hal R. Tovin	89,680	(6)	*
Robert D. Ward	9,394		*
John A. Whittemore	48,346		*

Named Executive Officers Other Than Directors:
John A. Citrano	45,425	(7)	*
Christopher Y. Downs	45,037	(8)	*
Carroll M. Lowenstein, Jr.	55,567	(9)	*

All Executive Officers, Directors and Nominees, as a Group (14 persons)	729,983		7.81%

*	Represents less than 1% of the Company’s outstanding shares.
(1)	For Messrs. Farrell, Morrissey and Whittemore, includes 18,346 shares of unvested restricted stock. For Mrs. Hawkins includes 7,529 shares of unvested restricted stock. For Messrs. Borelli, Citrano, Downs, Fougere, Gahan, Greene, Lowenstein, Mahoney, Tovin and Ward, includes 5,772, 34,857, 34,857, 11,044, 9,666, 9,287, 34,857, 88,059, 55,037 and 4,394 shares of unvested restricted stock, respectively.
(2)	Includes 24,211 shares held by Mr. Morrissey’s spouse.
(3)	Includes 15,000 shares held by Mr. Farrell’s spouse and 5,000 shares held in a limited liability company.
(4)	Includes 10,000 shares held by Ms. Hawkins as trustee for the Patricia W. Hawkins Trust.
(5)	Includes 957 shares held in the Belmont Savings Bank Employee Stock Ownership Plan
(6)	Includes 710 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.
(7)	Includes 916 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.
(8)	Includes 710 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.
(9)	Includes 710 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.

Proposal 1 — Election of Directors

The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. We currently have eleven directors. The Board has nominated our four directors with terms expiring in 2013, Robert J. Morrissey, Richard J. Fougere, Hal R. Tovin and Robert D. Ward, for election as directors at this year’s annual meeting to serve for a term of three years and until their respective successors have been elected and qualified.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the Board’s nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

The business experience of each of our directors is set forth below. Information is also provided regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Nominees for Election of Directors

The nominees standing for election to serve for a three-year term are:

Robert J. Morrissey. Mr. Morrissey, Chairman of the Board, has been a Partner in the law firm of Morrissey, Hawkins & Lynch since 1990. Prior to that time, Mr. Morrissey was a Partner with Withington, Cross, Park & Groden. He served as Belmont Town Counsel from 1974 to 2004. He is a graduate of Boston College and Harvard Law School. He serves on the Dean’s Board, Harvard Law School; the Boston College Board of Trustees, as a member of the Executive Committee and Chair of the Investment and Endowment Committee; the Society of Jesus, International Investment Advisory Committee, Vatican City; is Chair of the Investment Advisory Board of the New England Province of the Society of Jesus; and is Chair of the Investment Committee of the Finance Council of the Roman Catholic Archdiocese of Boston. He also serves as a director or trustee of several public and private funds, trusts and foundations.

Mr. Morrissey’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank. Moreover, his longtime experience as counsel to the town of Belmont has provided the board with valuable insight into local community development and political issues.

Richard J. Fougere. Mr. Fougere is a licensed CPA practicing as a principal with O’Connor & Drew P.C. since September 1, 2012. Previously he had been president at Fougere & Associates, Incorporated since its incorporation in 1987 and until the firm merged with O’Connor & Drew P.C. He graduated Magna Cum Laude from the School of Management of Boston College in 1971 and became a licensed C.P.A. in 1974. Mr. Fougere has over 41 years of experience in business, financial, tax and retirement planning matters for both businesses and individuals. Mr. Fougere has served as a member of the advisory committee to the New England Division of the PGA and as treasurer and president of the Winchester Country Club. He is currently Treasurer for the Winchester Chamber of Commerce and a member of the Winchester Hospital Foundation Advisory Council. In addition he is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

Mr. Fougere’s significant expertise and background with regard to accounting matters, internal controls, the application of generally accepted accounting principles, and business finance provide the board with valuable insight into accounting issues faced by Belmont Savings Bank.

Hal R. Tovin. Mr. Tovin is Executive Vice President and Chief Operating Officer for Belmont Bancorp and Belmont Savings Bank. He is responsible for the bank’s Retail, Small Business, Deposit Operations, and Technology activities. In addition, he leads all Marketing and Public Relations initiatives on behalf of the Bank. Prior to joining Belmont Savings in July, 2010, Mr. Tovin was Group Executive Vice President and Managing Director of the Retail Partnership Delivery Group at Citizens Financial Group, Inc. (“CFG”). He was a member of CFG’s Executive Leadership Group, the company’s senior leadership team. CFG is one of the 20 largest commercial bank holding companies in the United States ranked by assets and deposits. He was the driving force behind the development of CFG’s 500 branch in-store program. Mr. Tovin is a graduate of Brown University and has an M.B.A. from the Wharton School of Business. He is a trustee and chairman of the marketing committee and a member of the finance committee at the Boston Museum of Science. He was a former board member of Peace Games and former chairman of the board of the Boston Ad Club.

Mr. Tovin’s extensive senior management experience in marketing, retail banking and branch operations at CFG was instrumental in his appointment to the Board of Directors of Belmont Savings Bank, in light of the importance of retail banking and branch expansion in the bank’s business plan.

Robert D. Ward. Mr. Ward is a seasoned banking executive and international consultant with more than 53 years of global experience, particularly in emerging markets. He retired from the Massachusetts Office of International Trade and Investment in 2006, after a long career with other such prestigious firms as Boston Global Partners, Inc., Bank of Boston, and Arthur D. Little. He was also Director of International Banking at BayBanks. Mr. Ward worked and traveled abroad extensively, living in three countries outside of the US and traveling to 50 others. His affiliations in professional societies include Fulbright Commission, American Hospital of Istanbul, African Studies Association, and World Affairs Council, and the Board of the Massachusetts International Trade Council.

Mr. Ward’s wide range of banking and international consulting experience in various capacities has been valuable in providing the board with perspective and insight with respect to Belmont Savings Bank’s operations.

The following directors have terms ending in 2014:

S. Warren Farrell. Mr. Farrell is a private investor and Managing Partner of A. W. Farrell Associates, LLP, a real estate holding company. He retired after 26 years of service as a Managing Director for Smith Barney where he was responsible for the firm’s sales efforts in New England in institutional fixed income. Mr. Farrell is a graduate of Harvard College and has an MBA from Boston University. He is a Member of the Belmont Capital Endowment Fund, Overseer and former Trustee of the Mount Auburn Hospital, and sits on the Advisory Board of Lexington Wealth Advisors and the Board of Visitors for the Park Street School. He has been an active member of the Belmont community including Chairman of the Belmont School Committee, Town Meeting Member, Chairman of the Cable Advisory Committee, Founding Board Member of the Foundation for Belmont Education, and Founding Board Member of the Alumni and Friends of Belmont High School.

Mr. Farrell’s experience with a major brokerage firm and as a private investor has been of significant benefit to the Board of Directors in analyzing financial transactions and assessing securities investment and asset management strategies for Belmont Savings Bank. Further, his years of experience at the brokerage firm as well as his extensive community activities have provided Belmont Savings Bank with valuable business contacts and insights.

John A. Greene. Mr. Greene co-owns the John J. Greene Funeral Home, where he has worked since the age of 18. He holds a degree in Funeral Service from New England Institute and has been a funeral director and embalmer licensed by the State of Massachusetts since 1966. A lifelong resident of Belmont, he is a former Belmont Town Meeting Member, a past Treasurer of the Rotary Club, and former member of the Belmont Town Club. He served on Belmont’s Sesquicentennial Anniversary Planning Committee, lent his expertise to the Belmont Fire Station Reuse Committee, and currently serves on the Belmont Fire Station Building Committee. Mr. Greene has also coached several youth sports teams.

Mr. Greene’s years of experience as co-owner and operator of a small business in the Belmont community brings valuable business skills and insights to the Board of Directors. Moreover, his community contacts through his business operations and through his community service have been valuable to business development activities of Belmont Savings Bank.

Patricia W. Hawkins. Mrs. Hawkins is a retired Licensed Clinical Social Worker, most recently with the Center for Mental Health in Waltham. She is a graduate of University of Massachusetts and Boston College. She is a past president and current member of the Board of Directors and Voter Service Coordinator with the Belmont League of Women Voters. She is also the Secretary of the Webster Island Beach Association.

Ms. Hawkins’ community activities and volunteer service provide the Board of Directors with perspective on developments in Belmont Savings Bank’s community. Her experiences and skills also contribute to the board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives and other qualities that are beneficial to the Bank.

The following directors have terms ending in 2015:

Robert M. Mahoney. Mr. Mahoney is President and Chief Executive Officer of Belmont Bancorp and Belmont Savings Bank. Prior to joining Belmont Savings Bank in May, 2010, Mr. Mahoney was Executive Vice Chairman of Citizens Financial Group, Inc. (“CFG”) until retiring in 2008. He joined CFG in 1993 as President and CEO of Citizens Bank of Massachusetts after serving 22 years in various domestic and international management positions at Bank of Boston. During his five years as President of Citizens in Massachusetts, Mr. Mahoney led the new bank through significant expansion. Mr. Mahoney has held several community leadership positions in Massachusetts. He is a past chairman of the United Way Board of Directors and Executive Committee and serves on the University of Massachusetts Amherst Foundation Board. He is a member of the board of directors of the Sitel Corporation and International Data Group. Mr. Mahoney also is Chair of the Real Estate Committee of the Finance Council of the Roman Catholic Archdiocese of Boston. Mr. Mahoney received his M.B.A. from Columbia Business School and is a graduate of the University of Massachusetts, where he earned a Bachelor of Science degree in Chemistry. He received the 1996 Distinguished Alumnus Award from the University of Massachusetts, the 2006 Columbia University, School of Business Leadership Award and is the recipient of the 2009 Henry L. Shattuck Boston City Champion Award for public service.

Mr. Mahoney’s extensive executive management experience at other financial institutions, including CFG, a subsidiary of a major publicly-traded banking organization, was instrumental in the Board of Directors’ decision to appoint him as President and Chief Executive Officer and as a member of the board of Belmont Savings Bank for its transition to public stock ownership. In particular, Mr. Mahoney’s demonstrated record in assembling an integrated management team with a record of achieving significant growth at other financial institutions was important to the board in light of the significant growth called for in Belmont Savings Bank’s business plan following the conversion. Finally, Mr. Mahoney’s broad industry knowledge and experience, as well as his knowledge of Belmont Savings Bank’s market area, were important to the board in its decision to appoint Mr. Mahoney as President and Chief Executive Officer and as a member of the board.

John A. Borelli. Mr. Borelli is a licensed Insurance Agent & Real Estate Broker. He is President of Borelli Insurance Agency Inc., an independently owned & operated, full service, Property & Casualty Insurance Agency, with 31 years of Service to Belmont and surrounding communities. He holds the Chartered Property Casualty Underwriter (CPCU) designation and is a graduate of Boston University. He is a member of the Insurance Advisory Committee for the Town of Belmont and is also a Town Meeting Member.

Mr. Borelli’s lengthy experience as owner and operator of an insurance agency brings valuable business and leadership skills and financial acumen to the board. Further, his longtime experience as a business owner in the Belmont community provides the board with an important perspective on the development and delivery of product offerings to such business owners.

John W. Gahan, III. Mr. Gahan has been a partner in the law firm of Murtha Cullina, and its predecessor Roche, Carens & DeGiacomo, since 1971. He is a graduate of both Yale University and Boston University Law School. For twenty-five years, Mr. Gahan was a member of the Board of Appeals in the Town of Belmont and served as the Board Chairman during most of those years. Currently, Mr. Gahan serves on the Board of Directors of the National Housing & Rehabilitation Association. Mr. Gahan also serves, or has served, on the Boards of a number of local banks, hospitals and other social organizations, including serving as Secretary and President of Winchester Country Club.

Mr. Gahan’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank.

John A. Whittemore. Mr. Whittemore was President of Partners Financial Insurance Agency, which focuses on employee benefits, insurance and investments, since 1970. A major portion of Partners Financial was merged with National Financial Partners, a New York Stock Exchange company, in September 2012. Mr. Whittemore remains active in the company. He graduated from Colgate University in 1966, and then spent 4 years on active duty with the US Air Force followed by 7 years in the Reserves. He was honorably discharged as a Captain in 1976. His Professional Affiliations include the Boston Estate Planning & Business Council, the Boston Life Underwriters Association (BLUA), the National Association of Life Underwriters (NALU), the Association for Advanced Life Underwriters (AALU), and the National Association of CLU & CPCU. He has also served on the Board of both Winchester Country Club and the Kittansett Club.

Mr. Whittemore’s extensive executive management experience for an insurance agency, focusing on employee benefits, insurance and investments, has provided the board valuable insights into the development and marketing of such products for Belmont Savings Bank and developing such benefits for Belmont Savings Bank employees.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Shatswell, MacLeod & Company, P.C. to be its independent registered public accounting firm for the 2013 fiscal year, subject to ratification by stockholders. A representative of Shatswell, MacLeod & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of Shatswell, MacLeod & Company, P.C. is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Shatswell, MacLeod & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2012 and December 31, 2011 by Shatswell, MacLeod & Company, P.C.

	2012	2011

Audit Fees	$122,500	$117,500
Audit-Related Fees	—	—
Tax Fees	$21,000	21,000
All Other Fees (1)	—	261,275

(1)	For 2011, All Other Fees related to the Company’s stock offering.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended December 31, 2012, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Proposal 3 — Advisory Vote On Executive Compensation

The compensation of our Named Executive Officers listed in the Summary Compensation Table under the heading “Executive Compensation”, is described below under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Shareholders are urged to read these sections of this proxy statement.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), shareholders will be asked at the 2013 Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the results of the vote and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Compensation Discussion and Analysis

Compensation Objectives

The compensation objectives of the Board of Directors begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions and on the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. The overall objective of our compensation program is to maximize shareholder value through the recruitment, retention and motivation of talented employees and officers (including Named Executive Officers, as defined below) of the Bank. We recognize that the Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers a full range of compensation tools that enable us to compare favorably with our peers as we seek to attract and retain key personnel. We assess our program annually from a risk perspective and seek to use the best practices in the industry.

We design our compensation program as a public company on four basic principles:

•

Aligning with Stockholder Interest—As a public company, we use equity compensation as a key component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.

•

Driving Performance—We base compensation in part on the attainment of company-wide objectives and individual performance objectives that contribute to our growth within a prudent risk tolerance. It is our belief that near term loan and deposit growth is critical to achieving scale and future profitability. Therefore, company-wide and individual objectives are heavily weighted toward growth and credit quality.

•

Meeting Employment Marketplace Competitiveness—In order to attract talented employees, our strategy is to compensate our employees at competitive levels that position us as the employer of choice among our peers.

•	Reflecting our Business Philosophy—Our compensation program reflects our business philosophy by compensating our employees fairly and offering opportunities for advancement.

Our executive officers, like all employees, receive compensation in the form of base salary paid by Belmont Savings Bank. When our executive officers earn equity-based awards as part of the Bank’s executive compensation program, the awards are made in the form of BSB Bancorp Inc. common stock.

This Compensation Discussion and Analysis is focused specifically on the compensation of Belmont Savings Bank’s executive officers, each of whom is named in the Summary Compensation Table for the year ending December 31, 2012 following this Compensation Discussion and Analysis. These five executive officers are referred to in this Compensation Discussion and Analysis as “Named Executive Officers” and are listed here:

Name	Title
Robert M. Mahoney	President and Chief Executive Officer
John A. Citrano	Executive Vice President, Chief Financial Officer and Corporate Secretary
Hal R. Tovin	Executive Vice President and Chief Operating Officer
Christopher Y. Downs	Executive Vice President—Consumer Lending and Auto Finance
Carroll M. Lowenstein, Jr.	Executive Vice President—Commercial Real Estate Lending

Designing Our Compensation Program.

Our compensation program is designed to reward the Named Executive Officers based on their experience, management responsibilities and performance levels. The creation of long-term shareholder value is highly dependent on the development and effective execution of a sound business strategy by our Named Executive Officers. Other considerations influencing the design of our executive compensation program are:

•	experience in the financial services industry that promotes the safe and sound operation of Belmont Savings Bank;

•	achievement of sound risk management and regulatory compliance;

•	sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	disciplined decision-making that respects our business plan but adapts quickly to change;

•

the retention and development of incumbent executives who meet or exceed performance objectives, since recruiting executives can be expensive, unpredictable, and may have a disruptive effect on our operations;

•	the compensation and employment practices of Belmont Savings Bank’s competitors within the financial services industry and elsewhere in the marketplace; and

•	each executive’s individual performance and contribution in helping us achieve our corporate goals.

Role of the Compensation Committee and Certain Executive Officers. The Compensation Committee of the Board of Directors is composed of five independent members of the Board and is assisted as requested by certain members of our executive team. The Compensation Committee has a significant role in helping us achieve our compensation objectives and designing our compensation program. The Compensation Committee is responsible for setting the compensation philosophy, overseeing the compensation program and making recommendations to the full Board of Directors with respect to our compensation program related to the Named Executive Officers. The Compensation Committee regularly evaluates and approves the elements of total compensation payable to the Named Executive Officers. In making these determinations, the Compensation Committee considers each Named Executive Officer’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, and the financial condition and performance of Belmont Savings Bank.

The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Senior Vice President and Director of Human Resources. As requested by the Compensation Committee from time to time, these three executives provide input regarding Belmont Savings Bank’s employee compensation program for employees other than themselves. In addition these executives provide factual information such as company-wide performance on relevant measures, current compensation programs and processes, and performance measures to be used for future evaluations. The Executive Vice President and Chief Financial Officer may provide information to evaluate the estimated financial impact regarding any proposed changes to the various elements of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

The three executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote in the Compensation Committee’s decision-making process. The President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Senior Vice President

and Director of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Senior Vice President and Director of Human Resources attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee routinely engages independent compensation consultants to assist it in the compensation governance process for the Named Executive Officers. The consultants are retained by and report to the Compensation Committee. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other similarly situated companies. The consultants also provide survey data and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives based on a number of factors.

In developing incentive plans for the Named Executive Officers, the Compensation Committee utilized the services of Arthur Warren Associates, an independent compensation advisory firm. During 2012, Arthur Warren Associates also assisted the Compensation Committee in the review of equity incentive plan design trends, particularly among BSB Bancorp Inc.’s peer group, as determined through industry surveys and published proxy statements. The Compensation Committee also used the consultant’s assistance in setting parameters for awards consistent with peer group awards in BSB Bancorp, Inc.’s competitive market place. The Compensation Committee also relied on other survey sources including Pearl Meyer & Partners 2012 Massachusetts Bankers Association Banking Compensation Survey, Pearl Meyer & Partners 2012 Northeast Bankers Survey, and ERI Economic Research Institute Survey.

Elements of Compensation

Our compensation program with respect to our Named Executive Officers primarily consists of the following:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for each executive position;

•	annual non-equity incentive compensation which is based on specified goals and benchmarks as recommended by senior management and approved by the Compensation Committee;

•	an equity incentive plan which aligns the interests of key employees with those of the shareholders through the grant of restricted shares and stock options;

•	severance benefits payable pursuant to severance agreements between certain executive officers and Belmont Savings Bank;

•	retirement benefits payable pursuant to our tax-qualified and non-qualified plans; and

•	and other broad-based benefits.

The Compensation Committee seeks to create what it believes is the best mix of each element of compensation for the Named Executive Officer’s total compensation program. For each Named Executive Officer, a significant percentage of total cash incentive compensation is at-risk, meaning that it will generally be earned when the Named Executive Officer is successful in ways that are aligned with and support BSB Bancorp, Inc.’s interests.

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. On an annual basis, the Compensation Committee reviews the base salaries of the Named Executive Officers and primarily considers:

•	market data for peer institutions and direct competitors located in Massachusetts and the northeast region;

•	internal review of the Named Executive Officer’s compensation, both individually and relative to other officers;

•	qualification and experience of the executive;

•	achievement of company-wide objectives;

•	achievement of individual performance objectives; and

•	our financial condition and results of operations, including tax and accounting impact on the Bank of the base salaries.

Base salaries are reviewed annually and adjusted from time-to-time to realign base salaries with market levels after taking into account the considerations above. Details regarding base salary are included in the Summary Compensation Table for Year Ending December 31, 2012 following this Compensation Discussion and Analysis.

For 2012, the Compensation Committee engaged Arthur Warren Associates to assist the Compensation Committee in determining the appropriate 2013 base salary surveys for all Named Executive Officers. The survey ranges included a peer group of publicly traded regional banks listed below.

Rockville Financial, Inc.

First Connecticut Bancorp, Inc.

Merchants Bancshares, Inc.

United Financial Bancorp, Inc.

Enterprise Bancorp, Inc.

The First Bancorp, Inc.

Westfield Financial, Inc.

Bar Harbor Bankshares

Hingham Institution for Savings

New Hampshire Thrift Bancshares, Inc.

SI Financial Group, Inc.

Hampden Bancorp, Inc.

Chicopee Bancorp, Inc.

Union Bankshares, Inc.

Community Bancorp

Newport Bancorp, Inc.

The Compensation Committee also relied on other survey sources including Pearl Meyer & Partners 2012 Massachusetts Bankers Association Banking Compensation Survey, Pearl Meyer & Partners 2012 Northeast Bankers Survey, and the ERI Economic Research Institute Survey.

The Compensation Committee believes that using compensation data from this peer group, augmented by the additional survey sources, was appropriate given the rapid increase in our asset size following the completion of our stock offering. For 2012, the Bank grew its loans and core deposits at a significantly greater rate than its peer group institutions. The Bank’s credit quality also compares favorably to its peer group. For 2012, all of our growth and credit quality objectives were achieved or surpassed. Based on all of these considerations, the Compensation Committee believes that compensation paid to the Named Executive Officers generally falls within the appropriate market ranges for their skills, experience and their demonstrated achievements to date of the Belmont Savings Bank business strategy.

The Compensation Committee did not make any change in the base salary for Messrs. Mahoney, Tovin and Downs, since the 2012 base salary levels were consistent with the market data. The Compensation Committee increased the base salary for Messrs. Citrano and Lowenstein by $6,000 each, so that their base salaries for 2013 are $206,000 and $218,000, respectively.

Non-Equity Incentive Compensation. The Bank has implemented the Incentive Compensation Plan for all of our executive officers, including the Named Executive Officers. The Incentive Compensation Plan is an

annual cash-based incentive plan that is an integral part of the participant’s total compensation package and supports the continued growth and profitability of Belmont Savings Bank. Each year, participants are awarded for the achievement of certain performance goals on a company-wide and individual basis. These goals are established at the beginning of each plan year and approved by the Compensation Committee. For 2012, the Incentive Compensation Plan required achievement of the following company-wide performance metrics: (1) deposit growth; (2) loan growth; (3) net interest income; (4) fee income; (5) non-interest expense; (6) net income; and (7) credit quality. Individually-based performance goals are determined for each individual, based on his or her responsibilities to Belmont Savings Bank. The weightings of company-wide and individual goals are based on corporate title. For the President and Chief Executive Officer and the Executive Vice Presidents, more weight is attributable to the satisfaction of company-wide performance goals than individual performance goals. For Senior Vice Presidents, company-wide performance goals are weighted the same as individual performance goals. For all other officers, more weight is attributable to the satisfaction of individual performance goals than company-wide performance goals. Each participant is eligible for an incentive bonus payment within a certain range based on a percentage of his or her base salary to the extent that the company-wide and individual performance goals are met at the end of each plan year.

Capital Appreciation Plan. Belmont Savings Bank has also implemented the Capital Appreciation Plan in which only the following Named Executive Officers participate: Messrs. Mahoney, Tovin and Downs.

The Capital Appreciation Plan is a long-term cash-based incentive plan that was designed to reward participants for increases in the equity capital of Belmont Savings Bank resulting from the ordinary business of Belmont Savings Bank, from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in the stock offering, are excluded from consideration. The Capital Appreciation Plan terminated in accordance with its terms following the 2012 plan year.

The capital appreciation as of December 31, 2012, determines the pool, which can be up to 20% of the capital appreciation for certain Named Executive Officers. The bonus pool amount will increase by a dollar amount equal to 4% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for both 2011 and 2012. In 2011, the ROA target was not met. Since the ROA target was required to be met for both 2011 and 2012, there will be no increase in the bonus pool for having achieved this target. Each participant in the plan is entitled to receive a fixed percentage of the bonus pool, which will be payable on June 30, 2014, provided the participant is employed with Belmont Savings Bank on such date. We chose to use both equity capital and ROA to determine the bonus pool amount because we believe the use of these combined measures is the appropriate balance for well-run institutions.

Equity Incentive Plan. In 2012, our stockholders approved the BSB Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Incentive Plan”) to provide officers, employees and directors of BSB Bancorp, Inc. and Belmont Savings Bank with additional incentives to promote the growth and performance of BSB Bancorp, Inc. The Compensation Committee believes that officer stock ownership provides a significant incentive in building stockholder value and further aligning management’s interest with that of our stockholders. The Equity Incentive Plan authorizes the issuance of up to 1,284,200 shares of BSB Bancorp, Inc. common stock pursuant to grants of restricted stock awards, restricted stock unit awards, incentive stock options and non-qualified stock options; provided, however, that the maximum number of shares of stock that may be delivered pursuant to the exercise of stock options is 917,286 and the maximum number of shares of stock that may be issued as restricted stock awards or restricted stock unit awards is 366,914. As of December 31, 2012, a total of 853,055 stock options, net of forfeiture, and 359,570 restricted stock awards had been granted under the 2012 Equity Plan, representing approximately 94.8% of the shares available for award.

Severance Agreements. The Bank maintains severance agreements with Messrs. Mahoney, Tovin, Citrano, Downs and Lowenstein, which provide severance payments in the event of the executive’s involuntary or constructive termination of employment not-for-cause, including upon a termination following a change in control. The rationale for providing these payments is to provide security for our Named Executive Officers and stability among our senior management team. Please see “Executive Compensation—Severance Agreements” for a more thorough description of these agreements.

Retirement Plans. In addition to the compensation paid to the Named Executive Officers as described above, the Named Executive Officers are eligible to participate in our 401(k) plan on the same terms as other eligible employees. Belmont Savings Bank provides a Safe Harbor non-elective employer contribution of 4% of the eligible employee’s salary. Each eligible employee is also permitted to defer a percentage of his or her salary for retirement (subject to limitations under the Internal Revenue Code). We provide a 100% matching contribution on the first 2% of the participant’s salary deferral and 50% matching contribution on the next 3% of the participant’s salary deferral.

In connection with the conversion and stock offering, we adopted an employee stock ownership plan. The trustee of the employee stock ownership plan obtained a loan from BSB Bancorp, Inc. to purchase shares of BSB Bancorp, Inc. common stock in the conversion pursuant to applicable regulatory guidelines. The employee stock ownership plan provides our employees, including the Named Executive Officers, with additional retirement savings in the form of our common stock and encourages employee ownership in BSB Bancorp, Inc. See “Executive Compensation—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan” for further description of the terms of the employee stock ownership plan.

Messrs. Mahoney, Tovin and Downs are participants in our Supplemental Executive Retirement Plan (“SERP”), which we adopted in 2010. The Bank is also a party to an amended supplemental retirement agreement with Mr. Citrano that was entered into in 1994 and has been subsequently updated to comply with changes in tax laws. The SERP and the supplemental retirement agreement provide supplemental retirement benefits for Messrs. Mahoney, Tovin, Downs and Citrano, which will be paid in addition to the benefits they receive under the 401(k) plan. We provide these supplemental retirement benefits in order to remain competitive and to retain our Named Executive Officers. See “Executive Compensation—Pension Benefits” for further description of the terms of our supplemental retirement arrangements.

Belmont Savings Bank entered into a deferred compensation agreement with Mr. Mahoney in December 2012. Beginning in 2013, the agreement allows Mr. Mahoney to defer a portion of his base salary each year, provided however, that the minimum amount of deferrals elected per year must at least equal $5,000. Prior to April 1, 2013, Mr. Mahoney’s deferred compensation account balance will be credited with earnings on a monthly basis based on the five year certificate of deposit yield as published in the Wall Street Journal. In April 2013, the deferred compensation agreements will be replaced by the new Belmont Savings Bank Deferred Compensation Plan, which will be administered by a third party provider and will allow the investment of deferrals in a number of investment options, including mutual fund investments.

Other Broad-Based Benefits. The Bank offers industry appropriate fringe benefits to our employees, including our Named Executive Officers. We provide group health, dental and vision insurance coverage to employees, with the employees being responsible for a portion of the premiums. In addition, we provide our Named Executive Officers with life insurance, long-term disability insurance, parking and cellular phone reimbursement, consistent with market practice. The Compensation Committee believes these benefits assist these officers in fulfilling their employment obligations.

Tax and Accounting Implications

In consultation with our advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, where appropriate, we structure our compensation program in a tax efficient manner.

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on BSB Bancorp, Inc. or Belmont Savings Bank. In addition, the Compensation Committee believes that the design and balance of the elements of our compensation program will encourage our senior management to act in a manner that is focused on the long-term value of BSB Bancorp, Inc. and Belmont Savings Bank.

The Compensation Committee reviews all of our incentive-based plans to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of BSB Bancorp, Inc. and Belmont Savings Bank. With respect to the Incentive Compensation Plan, the Compensation Committee reviews and approves the company-wide performance objectives that determine the bonus payments to be made thereunder. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, we instituted a claw back policy for our Incentive Compensation Plan, which allows us to recover any bonus payment made to any employee that was based on materially inaccurate financial statements or other materially inaccurate reporting or fraud. The look back period is one year from the incentive payment. With respect to the Capital Appreciation Plan, all payouts thereunder will only occur if we are well-capitalized at the time of the payout on June 30, 2014. Furthermore, any payments payable under the plan are subject to an 18-month holdback period, which will ensure that the payments are determined based on accurate financial information related to our capital position.

Finally, by implementing our employee stock ownership plan and our stock-based incentive plan, the Bank’s employees own BSB Bancorp, Inc. common stock. This ownership aligns employee interest with those of all stockholders and, in turn, will focus employees on managing risks in order to achieve long-term and short-term objectives and contribute to long-term stockholder value.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to, or earned by, Robert M. Mahoney, our President and Chief Executive Officer, John A. Citrano, our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Hal R. Tovin, our Executive Vice President and Chief Operating Officer, Christopher Y. Downs, our Executive Vice President—Consumer Lending and Auto Finance and Carroll M. Lowenstein, Jr., our Executive Vice President—Commercial Real Estate Lending for the years indicated. We refer to these individuals as our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Nonequity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Robert M. Mahoney(9)	2012	450,000	160,000	1,060,230	599,721	103,282	151,904	35,462	2,560,599
President and Chief Executive Officer	2011	450,000	145,000	—	—	—	126,461	33,035	754,496
	2010	290,769	85,000	—	—	—	28,336	10,384	414,489

John A. Citrano	2012	194,615	60,000	419,678	85,676	—	119,688	29,357	909,014
Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2011	184,584	45,000	—	—	—	109,281	20,813	359,678
	2010	179,380	30,000	—	—	—	66,464	18,276	294,120

Hal R. Tovin(10)	2012	350,000	110,000	662,645	257,023	44,264	50,300	34,260	1,508,492
Executive Vice President and Chief Operating Officer	2011	350,000	95,000	—	—	—	39,201	24,538	508,739
	2010	169,615	40,000	—	—	—	8,532	4,038	222,185

Christopher Y. Downs(11)	2012	268,000	80,000	419,678	85,676	44,264	38,516	28,654	964,788
Executive Vice President—Consumer Lending and Auto Finance	2011	268,000	50,000	—	—	—	30,456	20,546	369,002
	2010	132,969	80,000	—	—	—	6,094	3,092	222,155

Carroll M. Lowenstein, Jr.(12)	2012	210,385	75,000	419,678	85,676	—	—	28,148	818,887
Executive Vice President—Commercial Real Estate Lending	2011	200,192	60,000	—	—	—	—	18,764	278,956
	2010	65,384	50,000	—	—	—	—	—	115,384

(1)	2012 salary information includes salary deferral contributions to the Belmont Savings Bank 401(k) Plan of $20,038 for Mr. Mahoney, $11,980 for Mr. Citrano, $20,990 for Mr. Tovin, $22,500 for Mr. Downs and $13,519 for Mr. Lowenstein.
(2)	Represents discretionary bonus payments awarded to the Named Executive Officers.
(3)	Amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2012 represent grants under our 2012 Equity Incentive Plan that were made on November 28, 2012. Amounts related to stock awards and option awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. Because grants vest (are earned) at a rate of 20% per year beginning November 28, 2013, none of the named executive officers actually recognized any income from the awards during 2012.
(4)	Reflects the aggregate grant date fair value of restricted stock awards granted to each executive officer on November 28, 2012 with a grant date market value of $12.04 per share. The assumptions used in the valuation of these awards are included in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(5)	Reflects the aggregate grant date fair value of awards of stock options granted to each executive officer on November 28, 2012 with a grant date fair value of $4.67 per stock option and an exercise price of $12.04 per option. The assumptions used in the valuation of these awards are included in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(6)	Reflects amounts payable under the Capital Appreciation Plan discussed under the heading “Incentive Compensation Arrangements” below. The amount payable under the Capital Appreciation Plan is payable on June 30, 2014, provided that the executive remains employed by Belmont Savings Bank on such date.
(7)	The amounts for Messrs. Mahoney, Tovin and Downs represent the change in the actuarial present value of each executive’s accumulated benefit under the Belmont Savings Bank Supplemental Executive Retirement Plan. The amount for Mr. Citrano represents the change in the actuarial present value of his accumulated benefit payable pursuant to his restated supplemental retirement agreement with Belmont Savings Bank.
(8)	The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following these notes.
(9)	Mr. Mahoney joined Belmont Savings Bank on May 13, 2010.
(10)	Mr. Tovin joined Belmont Savings Bank on July 6, 2010.
(11)	Mr. Downs joined Belmont Savings Bank on July 7, 2010 and received a $50,000 signing bonus and a $30,000 discretionary bonus.
(12)	Mr. Lowenstein joined Belmont Savings Bank on September 7, 2010 and received a $50,000 signing bonus.

All Other Compensation
Name	Year	Perquisites ($)(1)	Employer Contributions to 401(k) Plan ($)	ESOP Allocations(2)	Split Dollar Life Insurance ($)(3)	Total ($)

Robert M. Mahoney	2012	—	26,777	8,685	—	35,462

John A. Citrano	2012	—	17,971	8,324	3,062	29,357

Hal R. Tovin	2012	—	25,575	8,685	—	34,260

Christopher Y. Downs	2012	—	19,969	8,685	—	28,654

Carroll M. Lowenstein, Jr.	2012	—	19,463	8,685	—	28,148

(1)	For the year ended December 31, 2012, no Named Executive Officer received perquisites and personal benefits which exceeded $10,000 in the aggregate.
(2)	Represents the allocation of approximately 710.1423 shares of BSB Bancorp, Inc. to Messrs. Mahoney, Tovin, Downs and Lowenstein’s ESOP accounts and approximately 680.6434 shares to Mr. Citrano’s ESOP account for 2012. The closing price of shares of BSB Bancorp, Inc. on December 31, 2012 was $12.23.
(3)	This amount represents Mr. Citrano’s imputed income related to split dollar life insurance that is used as an investment vehicle in connection with his restated supplemental retirement agreement with Belmont Savings Bank.

Severance Agreements

Belmont Savings Bank has entered into severance agreements with Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein.

Each executive will be entitled to severance payments and benefits in the event of his termination of employment under specified circumstances, including (i) involuntary termination of employment for reasons other than cause or (ii) voluntary termination for good reason. “Good Reason” is defined as (A) a material diminution in the executive’s base salary; (B) a material diminution in the executive’s authority, duties or responsibilities; (C) a material diminution in the authority, duties or responsibilities of the position to which the executive is to report; (D) a material diminution in the budget over which the executive retains authority; (E) a material change in the geographic location at which the executive must perform his duties; or (F) a material breach of the severance agreement by Belmont Savings Bank. In the event of the executive’s termination of employment as a result of any of these circumstances, the executive will be entitled to receive a severance payment equal to the sum of: (i) the executive’s annual base salary rate in effect on the date of termination, or if greater, the average annual base salary rate for the 12-month period ending on the date of termination, and (ii) the average annual bonus awarded to the executive during the prior two years, provided, however, that if such sum is less than the executive’s salary and bonus reported by Belmont Savings Bank in Box 1 of the IRS Form W-2 for the tax year immediately preceding the executive’s date of termination, then the severance payment will equal the executive’s salary and bonus reported in Box 1 of the IRS Form W-2. The severance payment will be distributed as follows: (i) the portion of the severance benefit that exceeds the “Code Section 409A Limit,” if applicable, will be payable in a lump sum within two and one-half months following the executive’s date of termination; and (ii) the remaining portion of the severance benefit will be payable for 12 months in accordance with Belmont Savings Bank’s payroll practice, provided that any undistributed balance on the first anniversary date of the executive’s date of termination will be distributed in a lump sum. The “Code Section 409A Limit” is equal to two times the lesser of: (i) the sum of the executive’s annualized compensation that was payable to the executive during the taxable year preceding the year in which the executive’s date of termination occurred; or (ii) the maximum amount of compensation that may be taken into account under a tax-qualified plan for each participant pursuant Code Section 401(a)(17), which for 2013 is $255,000. Each executive will also be entitled to continued health coverage for 12 months following his termination date. Each severance agreement provides that the executive will be subject to a non-competition and non-solicitation covenant for 12 months following his date of termination.

In the event of a change in control (as defined in the agreements) followed by the executive’s involuntary termination or termination for good reason, the severance agreement will provide a benefit equal to three times the executive’s annual rate of base salary in effect on executive’s date of termination, or if greater, Executive’s average annual base salary for the 12-month period ending on the date of termination, and highest rate of bonus paid in the prior three years (in the case of Messrs. Mahoney, Tovin and Downs) or two times the executive’s annual rate of base salary in effect on executive’s date of termination, or if greater, Executive’s average annual base salary for the 12-month period ending on the date of termination, and highest rate of bonus paid during the prior three years (in the case of Messrs. Citrano and Lowenstein). The severance benefit will be paid within 30 days following separation from service. In addition, the executive would be entitled to continued non-taxable health care and life insurance coverage at the expense of Belmont Savings Bank (or its acquirer) for three years (in the case of Messrs. Mahoney, Tovin and Downs) or two years (in the case of Messrs. Citrano and Lowenstein). In the event of an executive’s termination following a change in control, the noncompetition and non-solicitation provisions of the severance agreements will be inapplicable.

Incentive Compensation Arrangements

Incentive Compensation Plan. Belmont Savings Bank sponsors the Incentive Compensation Plan in order to recognize and reward a select group of executive officers for performance and the achievement of specific measurable annual goals. The Compensation Committee and the President and Chief Executive Officer have the authority to select the employees who will be eligible to participate in the plan. Prior to each plan year, the Compensation Committee establishes goals on a company-wide and individual basis. For 2012, Company-wide performance goals focused on the following performance metrics: (1) deposit growth; (2) loan growth; (3) net interest income; (4) fee income; (5) non-interest expense; (6) net income; and (7) credit quality. Based on 2012 results, the Bank achieved 77.5% of its performance goals. Individually-based performance goals are determined based on the participant’s personal goals related to his or her major projects, initiatives and budget. Each set of performance goals is assigned a percentage weight to reflect its relative importance and the participant’s direct impact in meeting those goals. For the President and Chief Executive Officer and Executive Vice Presidents, company-wide performance goals are weighted at 75% and individual performance goals are weighted at 25%. For Senior Vice Presidents, company-wide performance goals are weighted at 50% and individual performance goals are weighted at 50%. For all other officers, company-wide performance goals are weighted at 25% and individual performance goals are weighted at 75%. Each participant is entitled to an incentive bonus payment based on a predetermined percentage range of his or her annual base salary to the extent that the company-wide and individual performance goals are met. At the end of the 2012 plan year, the Board determined the level of achievement of the performance metrics of the company-wide goals and set the incentive compensation on the basis of such determinations. Since the Compensation Committee retained the discretion at year end to amend the weight assigned to each performance metric for purposes of determining the Named Executive Officers’ compensation under the Incentive Compensation Plan, the compensation achieved under the Incentive Compensation Plan has been listed in the bonus column of the Summary Compensation Table.

Capital Appreciation Plan. In 2010 Belmont Savings Bank adopted the Capital Appreciation Plan that is designed to reward certain named executive officers for any increase in the equity capital resulting from the ordinary business of Belmont Savings Bank from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in the offering, are excluded from consideration. Messrs. Mahoney, Tovin and Downs are the only named executive officers eligible to participate in the plan. Pursuant to the plan, a bonus pool of up to 20% of the capital appreciation as of December 31, 2012 would be established for these executives and other executives, if any, participating in the plan. The amount of the bonus pool available for Messrs. Mahoney, Tovin and Downs, collectively, was 65% of the maximum eligible to be established, or 13% of the capital appreciation as of December 31, 2012. The amount of bonus pool available to the Named Executive Officers is $191,810. The plan also provided that the bonus pool would be increased by a dollar amount equal to 4% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equaled or exceeded the ROA targets established by the Compensation Committee for both 2011 and 2012. In 2011, the ROA target was not met. Since the ROA target was required to be met for both 2011 and 2012, there will be no increase in the bonus pool for having achieved this target. Each participant in the plan is entitled to receive a fixed percentage of the bonus pool, which will be payable on June 30, 2014 provided the participant is employed with Belmont Savings Bank on such date. If the participant is terminated by Belmont Savings Bank without cause or dies prior to June 30, 2014, the participant will be deemed to have been employed on June 30, 2014. If the participant terminates employment for any other reason prior to June 30, 2014, the participant will forfeit the right to receive any payment under the plan. The Capital Appreciation Plan will terminate in accordance with its terms following the 2012 plan year.

2012 Equity Incentive Plan. The BSB Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Incentive Plan”) authorizes the issuance of up to 1,284,200 shares of BSB Bancorp, Inc. common stock pursuant to grants of restricted stock awards, restricted stock unit awards, incentive stock options and non-qualified stock options; provided, however, that the maximum number of shares of stock that may be delivered pursuant to the exercise of stock options is 917,286 and the maximum number of shares of stock that may be issued as restricted stock awards or restricted stock unit awards is 366,914.

The Equity Incentive Plan will be administered by the members of BSB Bancorp, Inc.’s Compensation Committee. The Compensation Committee may grant awards in a combination of incentive and non-qualified stock options, restricted stock or restricted stock units. Employees and directors of BSB Bancorp, Inc. or its subsidiaries are eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

The Committee will specify vesting requirements for the awards. Unless the Committee specifies otherwise, awards will vest at the rate of 20% per year, commencing one year after the date of grant; subject to acceleration of vesting upon the occurrence of certain events, if specifically set forth in the award agreement, in the event of the participant’s retirement. All awards granted to a participant will vest upon the participant’s death or disability. Unless otherwise stated in an award agreement, following a change in control of BSB Bancorp, Inc., upon the occurrence of the termination of service as a director or involuntary termination of employment all outstanding options then held by such participant will become fully exercisable and all restricted stock awards or restricted stock unit awards shall be fully earned and vested.

Alternatively, the Committee may grant awards that vest upon the satisfaction of certain performance measures, selected from among those set forth in the plan. Awards that vest upon the satisfaction of performance measures may be considered “performance based compensation” for purposes of the tax deduction limits of Section 162(m) of the Internal Revenue Code that pertain to the compensation of our named executive officers. In the event of a change in control, any performance measure attached to a performance-based award under the Equity Incentive Plan shall be deemed satisfied in full as of the date of the change in control.

Grants of Plan-Based Awards

Plan-Based Awards. The following table sets forth for the year ended December 31, 2012, certain information as to grants of plan-based awards for the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2012

Name	Grant date	All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Robert M. Mahoney	11/28/2012	88,059			1,060,230
	11/28/2012		128,420	12.04	599,721

John A. Citrano	11/28/2012	34,857			419,678
	11/28/2012		18,346	12.04	85,676

Hal R. Tovin	11/28/2012	55,037			662,645
	11/28/2012		55,037	12.04	257,023

Christopher Y. Downs	11/28/2012	34,857			419,678
	11/28/2012		18,346	12.04	85,676

Carroll M. Lowenstein, Jr.	11/28/2012	34,857			419,678
	11/28/2012		18,346	12.04	85,676

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that had not vested as of December 31, 2012 for each Named Executive Officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Robert M. Mahoney	—	128,420	12.04	11/28/22	88,059	1,076,962

John A. Citrano	—	18,346	12.04	11/28/22	34,857	426,301

Hal R. Tovin	—	55,037	12.04	11/28/22	55,037	673,103

Christopher Y. Downs	—	18,346	12.04	11/28/22	34,857	426,301

Carroll M. Lowenstein, Jr.	—	18,346	12.04	11/28/22	34,857	426,301

(1)	The market value of unvested restricted stock is based upon the closing price of the Company’s common stock on December 31, 2012, of $12.23.
(2)	All stock options and stock awards shown vest at a rate of 20% per year beginning on November 28, 2013.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2012 for the Named Executive Officers.

Pension Benefits at and for the Fiscal Year Ended 2012

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)

Robert M. Mahoney	Supplemental Executive Retirement Plan	2	306,701	—

John A. Citrano	Restated Supplemental Retirement Agreement	18	991,896	—

Hal R. Tovin	Supplemental Executive Retirement Plan	2	98,033	—

Christopher Y. Downs	Supplemental Executive Retirement Plan	2	75,066	—

Supplemental Executive Retirement Plan. Effective October 1, 2010, Belmont Savings Bank adopted the Supplemental Executive Retirement Plan for a select group of management and highly compensated employees, as designated by the Board of Directors. Messrs. Mahoney, Tovin and Downs currently participate in the plan. Under the plan, each participant is entitled to an annual benefit that will be paid to the participant for 10 years, with the first payment to occur within 60 days following the later of: (i) the participant’s separation from service; or (ii) the date on which the participant attains age 62. The annual benefit is equal to the participant’s “final average compensation” multiplied by his “benefit percentage,” determined as of his date of termination. Final average compensation is defined as the participant’s average annual gross salary paid during the three consecutive calendar year period during which the participant’s base salary was at its highest during the final 60 month period of the participant’s employment with Belmont Savings Bank. Mr. Mahoney’s benefit percentage will be 20% if he has five or more years of service as of his termination date and will be 0% if he has less than five years of service as of his termination date. If Mr. Mahoney’s separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 4% for each year of service less than four. Messrs. Tovin’s and Downs’ benefit percentages will be 20% if they have 10 or more years of service on their termination date; (ii) 10% if they have five to nine years of service on their termination date; or (iii) 0% if they have less than five years of service on their termination date. If Messrs. Tovin’s and Downs’ separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 2% for each year of service that is less than nine. No benefits will be payable under the plan if the participant’s benefit percentage is less than 10%.

Restated Supplemental Retirement Agreement with Mr. Citrano. On December 23, 2008, Mr. Citrano and Belmont Savings Bank entered into a restated supplemental retirement agreement. This agreement supersedes the prior supplemental retirement agreement between the parties dated December 1, 1994. Pursuant to the agreement, the parties agreed to use bank-owned life insurance (“BOLI”) policies on the life of Mr. Citrano as investment vehicles to provide him with a supplemental retirement benefit and life insurance protection for his family. Under the agreement, Mr. Citrano is entitled to a supplemental retirement benefit in the event of his termination of employment at or after attaining age 55 and completing 10 or more years of service with Belmont Savings Bank. The supplemental retirement benefit is equal to (i) the actuarial present value of Mr. Citrano’s “average annual compensation” multiplied by the “applicable percentage” that would be payable for 20 years following his date of termination, minus (ii) the aggregate cash surrender value of Mr. Citrano’s BOLI that is required to be legally transferred to him following his termination date. The supplemental retirement benefit will be payable within 60 days following his termination date. “Average annual compensation” is determined based on Mr. Citrano’s highest three consecutive years of compensation earned prior to his termination date. The “applicable percentage” will be determined based on Mr. Citrano’s retirement age with the maximum percentage to be 51%, provided that his retirement age is 65. The applicable percentage of 51% will be reduced by a fixed percentage that correlates with Mr. Citrano’s retirement age if it is less than 65.

If Mr. Citrano voluntarily resigns prior to attaining age 55 and completing 10 years of service, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI minus the aggregate amount of policy premiums paid on the BOLI by Belmont Savings Bank If Mr. Citrano’s termination of employment is involuntary or due to a constructive termination, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI plus a gross-up payment to cover the federal and state taxes associated with the lump sum payment, provided, however, that the taxable income used to calculate the gross-up payment will not exceed the amount of premiums paid on the BOLI by Belmont Savings Bank. If Mr. Citrano’s termination is due to disability, he will be entitled to receive the supplemental retirement benefit calculated as if he had attained age 55 and completed 10 years of service. In calculating the supplemental retirement benefit, Mr. Citrano’s average annual compensation will be increased by 6% per year, beginning from the year in which Mr. Citrano became disabled and ending the year in which he would have attained age 55.

In the event of Mr. Citrano’s death while employed with Belmont Savings Bank, his beneficiary will be entitled to receive a lump sum payment equal to the total death proceeds of the BOLI minus the greater of: (i) the premiums paid on the BOLI by Belmont Savings Bank or (ii) the cash surrender value of the BOLI.

Tax-Qualified Benefit Plans

401(k) Plan. Belmont Savings Bank maintains the Belmont Savings Bank 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the month that coincides with or next follows the date the employee attains age 21 and completes three months of service. A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2012, 2011 and 2010, the salary deferral contribution limit was $17,000, $16,500 and $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. A participant is 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Belmont Savings Bank will make matching contributions on 100% of the first 2% of a participant’s salary and 50% of the next 3% of a participant’s salary that is contributed to the 401(k) Plan. Belmont Savings Bank will also provide a safe harbor non-elective employer contribution of 4% of the participant’s salary for the plan year. A participant is 100% vested in his or her employer matching contributions. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan will be payable in the form of a lump sum payment within 60 days after his or her termination of employment with Belmont Savings Bank.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.

Employee Stock Ownership Plan. Effective January 1, 2011, Belmont Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2011 participate in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee purchased, on behalf of the employee stock ownership plan, 5% of the total number of shares of BSB Bancorp, Inc. common stock issued in the offering (including shares contributed to the charitable foundation). The employee stock ownership plan obtained a loan from a wholly owned subsidiary of BSB Bancorp, Inc. equal to the aggregate purchase price of the common stock purchased. The loan will be repaid principally through Belmont Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. The interest rate for the employee stock ownership plan loan is an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually to the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their first year of service, such that the participants will be 100% vested upon completion of five years of credited service. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

Under applicable accounting requirements, Belmont Savings Bank will accrue a compensation expense for the employee stock ownership plan at the fair market value of the shares based on the scheduled release of shares from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in BSB Bancorp, Inc.’s earnings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

BSB Bancorp, Inc.

Robert J. Morrissey (Chairman)

John A. Borelli

S. Warren Farrell

John A. Greene

John A. Whittemore

Potential Payments Upon Termination or Change in Control

The following table sets forth estimates of the amounts that would be payable to the Named Executive Officers upon his voluntary resignation, retirement, involuntary termination or resignation for “good reason,” termination following a change in control, death or disability, if such termination were effective as of January 1, 2013, based on benefits and salaries in effect on December 31, 2012. The table does not include vested or accrued benefits under tax-qualified benefit plans that are disclosed elsewhere in the proxy statement. The actual amounts to be paid upon any future termination can only be determined at the time of such actual separation.

	Voluntary Resignation ($)		Normal Retirement ($)		Involuntary or Constructive Termination ($)		Involuntary or Constructive Termination after Change in Control ($)		Voluntary Resignation after a Change in Control ($)		Disability ($)		Death ($)
Robert M. Mahoney
Severance Agreement	—		—		615,804	(1)	1,874,662	(2)	—		—		—
Supplemental Executive Retirement Plan	—	(3)	—		455,508		455,508		455,508		455,508		455,508

John A. Citrano
Severance Agreement	—		—		269,195	(1)	560,236	(2)	—		—		—
Restated Supplemental Retirement Agreement	375,400	(4)	—	(5)	1,352,728	(6)	1,352,728	(7)	375,400	(8)	1,761,755	(9)	1,659,626	(10)

Hal R. Tovin
Severance Agreement	—		—		467,098	(1)	1,426,891	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

Christopher Y. Downs
Severance Agreement	—		—		347,598	(1)	1,092,547	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

Carroll M. Lowenstein, Jr.
Severance Agreement (1)	—		—		290,380	(1)	596,863	(2)	—		—		—

(1)	Reflects cash severance and the employer cost of continued medical and dental insurance for 12 months following the Named Executive Officer’s date of termination.
(2)	Reflects the cash severance and the employer cost of continued life, medical and dental insurance for 36 months (for Messrs. Mahoney, Tovin and Downs) or for 24 months (for Messrs. Citrano and Lowenstein) following the Named Executive Officer’s date of termination.
(3)	No benefits are payable under the Supplemental Executive Retirement Plan since the benefit percentage for Messrs. Mahoney, Tovin and Downs is less than 10% as of January 1, 2013.
(4)	Reflects the cash surrender value of Mr. Citrano’s BOLI policies minus the aggregate premiums paid on the BOLI policies by Belmont Savings Bank.
(5)	No retirement benefit is payable under the agreement since Mr. Citrano has not attained age 55 as of January 1, 2013.
(6)	Reflects the cash surrender value of Mr. Citrano’s BOLI policies equal to $961,797, plus a tax gross-up payment equal to $390,931. The taxable income used to calculate the tax gross-up payment cannot exceed the aggregate amount of premiums paid on the BOLI policies by Belmont Savings Bank, which is equal to $586,397 as of December 31, 2012.
(7)	Reflects the same benefit that is payable as a result of Mr. Citrano’s involuntary or constructive termination. There is no enhancement to Mr. Citrano’s benefit as a result of a change in control.
(8)	Reflects the same benefit that is payable as a result of Mr. Citrano’s voluntary resignation. There is no enhancement to Mr. Citrano’s benefit as a result of a change in control.
(9)	Reflects a lump sum cash payment equal to $799,958, plus the aggregate cash surrender value of Mr. Citrano’s transferred BOLI policies equal to $961,797.
(10)	Represents the aggregate face value of Mr. Citrano’s BOLI policies minus their aggregate cash surrender value.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of directors Borelli, Farrell, Greene, Morrissey and Whittemore. None of these individuals was an officer or employee of BSB Bancorp, Inc. or Belmont Savings Bank during the year ended December 31, 2012, or is a former officer of BSB Bancorp, Inc. or Belmont Savings Bank.

During the year ended December 31, 2012, (i) no executive officer of BSB Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Belmont Bancorp, Inc.; (ii) no executive officer of Belmont Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Belmont Bancorp, Inc.; and (iii) no executive officer of Belmont Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Belmont Bancorp, Inc.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of ownership reports, no officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the year ended December 31, 2012.

Policies and Procedures for Approval of Related Persons Transactions

The Audit Committee has adopted a written and Procedures for Approval of Related Person Transactions which provides procedures for the review, approval and/or ratification of certain transactions required to be reported under applicable rules of the SEC. Pursuant to the policy, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with related persons, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Under these procedures, related persons consist of directors, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of the outstanding class of the voting securities of the Company or immediate family members. Additionally, pursuant to our Code of Ethics and Conflict of Interest Policy, our directors and officers and directors must disclose any transactions with the Company or the Bank involving a conflict of interest.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Belmont Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2012, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Belmont Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2012, and were made in compliance with federal banking regulations.

Advance Notice of Business to be Conducted

at an Annual Meeting

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. Stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Stockholder Proposals

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 26, 2013. If next year’s annual meeting is held on a date more than 30 calendar days from May 29, 2014, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to BSB Bancorp, Inc., 2 Leonard Street Belmont, Massachusetts 02478. Communications to the Board of Directors should be in the care of John A. Citrano, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Robert J. Morrissey, the Chair of the Nominating Committee. It is in the discretion of the Nominating Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John A. Citrano

John A. Citrano
Corporate Secretary

Belmont, Massachusetts

April 25, 2013

REVOCABLE PROXY

BSB BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2013

10:00 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of BSB Bancorp, Inc. (the “Company”), consisting of Robert J. Morrissey, S. Warren Farrell and John A. Whittemore or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on Wednesday, May 29, 2013 at 10:00 a.m., Eastern time, at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed for a term of three years and until their respective successors have been elected and qualified (unless the “For All Except” box is marked and the instructions below are complied with).

Robert J. Morrissey, Richard J. Fougere, Hal R. Tovin and Robert D. Ward

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent registered public accounting firm of BSB Bancorp, Inc. for the fiscal year ending December 31, 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	An advisory, non-binding vote to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2013—THE NOTICE, THE PROXY STATEMENT, THE PROXY CARD, AND BSB BANCORP, INC.’S 2012 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.cfpproxy.com/7070.

Name:

No. of Shares:

VOTING INSTRUCTION CARD

BSB BANCORP, INC.—ESOP

ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby directs the Trustee(s) of the Belmont Savings Bank Employee Stock Ownership Plan (the “ESOP”) to vote all shares of common stock of BSB Bancorp, Inc. (the “Company”) credited to the undersigned’s account(s), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2013 at 10:00 a.m., Eastern time, at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts and at any adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Robert J. Morrissey, Richard J. Fougere, Hal R. Tovin and Robert D. Ward

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent registered public accounting firm of BSB Bancorp, Inc. for the fiscal year ending December 31, 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	An advisory, non-binding vote to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the Company knows of no other business to be brought before the Annual Meeting.

If you do not return this form in a timely manner, shares representing your interest in the ESOP will be voted in a manner calculated to most accurately reflect the instructions the Trustee has received from participants regarding voting shares of allocated Company stock, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked.

IF NO INSTRUCTIONS ARE SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE LISTED PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT IT IS RECEIVED BY MAY 22, 2013.